Exhibit 99.2

       Intermost Corporation Acquires Digital Imaging Business in Shanghai

Shenzhen, China - June _, 2003 - Intermost Corporation (OTC BB: IMOT) announced that on May 29, 2003, its wholly-owned subsidiary, IMOT Information Technology (Shenzhen) Ltd. ("ITSL"), completed the acquisition of a 51% interest in Shanghai Newray Photographic Equipment Co. Ltd. ("SNPE") from Shanghai Newray Business Development Co. Ltd. ("Newray"). Pursuant to the acquisition agreement, ITSL reimbursed Newray the sum of RMB200,000 (approximately USD$24,000) for expenses incurred relating to the acquisition and will pay Newray consideration in the form of 4 million shares of IMOT common stock. It is anticipated that, during the three years following the consummation of the acquisition, SNPE's annual revenue will reach RMB20 million (approximately USD$2.4 million) and SNPE's net profit will reach RMB2 million (approximately USD$240,000).

Newray is a major photo processing chain in Shanghai, China that engages in traditional photo developing and printing, processing of digital images and sales of traditional and digital imaging equipment. It has an established network of about 200 distribution outlets in Shanghai. After the acquisition, SNPE will manage the operation of the distribution outlets as well as the sales of photographic equipment for Newray.

Mr. Andy Lin, CEO of IMOT, said, "We are pleased that the acquisition is now completed. The digital imaging business is growing fast in China and offers great opportunities. With our technical expertise, we can help SNPE develop its digital imaging platform for photo processing and other related businesses, which may allow it to further expand into other parts of China. We look forward to the synergy that we believe will be generated between these businesses."


ABOUT INTERMOST CORPORATION
Intermost Corporation is a frontrunner in the information platform service industry in China. It provides commercial enterprises, government organizations and institutions with information platform software that is capable of handling data base management, multi-language services, voice/language interchange and office automation. It operates out of its headquarters in Shenzhen, China and serves its customers all over the country with about 40 staff.


SAFE HARBOR STATEMENT -This press release contains forward-looking statements that involve risks, uncertainties and assumptions that, if they never materialize or if they prove incorrect, could cause the Company's results to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any projections of earnings, revenue, or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements concerning proposed new products, services or developments, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations as of the date of this press release. Actual results may differ materially from those projected because of a number of

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risks  and  uncertainties,  including  those  detailed  from time to time in the
Company's reports filed with the Securities and Exchange Commission. The Company assumes no obligations and does not intend to update these forward-looking statements.

                                     SOURCE
Intermost Corporation


                                     CONTACT
Intermost Corporation
Mr. Andy Lin
andylin@intermost.com

Stanford Capital International Ltd.
Mr. K.M. Wong 852-2598 0281
km@stock-update.com